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                                                                Exhibit No. 99.1

    Workstream Inc. Completes $5.0 Million Private Placement of Common Shares

                 Company expands Institutional shareholder base


Ottawa, Canada, December 15, 2003 -- Workstream Inc. (Nasdaq: WSTM), a leading provider of enterprise software and workforce management solutions, announced today that it has sold 3,125,000 common shares to institutional and other accredited investors in a private placement for gross proceeds of approximately $5.0 million. The shares were sold at $1.60 per share. The Company intends to use the proceeds for general corporate purposes, including working capital.


"Over the past two years we have been executing a strategy that involves delivering quality services while building our recurring revenue stream, which today accounts for 60% of our total revenues. This new capital will enable us to accelerate our progress as well as fuel our sales and marketing efforts. Outsourcing human capital management services has become the preferred approach for most large companies, and we are now poised to take advantage of the explosive growth we believe is occurring in this sector." stated Michael Mullarkey, CEO of Workstream Inc.

The shares were purchased by Canadian institutional investors and other accredited investors. "We are pleased to have the support and confidence of such highly reputable investors. The new infusion of capital will enable us to broaden our current offerings to our existing Fortune 2000 client base." Mullarkey said. Standard Securities Capital Corporation acted as the placement agent.

About Workstream Inc.

Workstream Inc. (NASDAQ:WSTM) is a leading provider of enterprise software and workforce management services to the Fortune 2000. Workstream's product streamline the attraction, recruitment and retention of employees for corporations. Workstream has been named to the Deloitte & Touche Fast 50 list of the fastest growing software companies. Through its 12 offices and 170 dedicates human resource professionals across North America, Workstream services customers such as Eli Lilly, Nordstrom, Nike, Home Depot, KPMG and Sony Music. For more information visit hhttp:www.workstreaminc.com or call toll free 866-470-WORK

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This press release may contain forward-looking  statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further
identify,   develop  and  achieve   success  for  new  products,   services  and
technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.



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For More Information

Investor Relations Contact:
Tammie Brown
Workstream Inc.
Tel: 613-270-0619 ext. 263
Email: tammie.brown@workstreaminc.com

Press Relations Contact:
Stephanie Blank
Adam Friedman Associates
Tel: 212-981-2529 ext. 23
Email:  Stephanie@adam-friedman.com


Standard Securities Capital Corporation
Derrick Chiu
Standard Securities Capital Corporation
Tel:  416-515-2210
Email:  derrick@standardsecurities.com